As filed with the Securities and Exchange Commission on November 25, 2025

Securities Act Registration No. 333–224912

Investment Company Act Registration No. 811-23348

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

(Check appropriate box or boxes)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	[X]
Pre-Effective Amendment No.	[ ]
Post-Effective Amendment No. 8	[X]

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	[X]
Amendment No. 9	[X]

CITY NATIONAL ROCHDALE STRATEGIC CREDIT FUND

(Exact Name of Registrant as Specified in its Charter)

400 Park Avenue

New York, New York 10022-4406

(Address of Principal Executive Offices, Number, Street, City, State, Zip Code))

(212) 702-3554

(Registrant’s Telephone Number, Including Area Code)

Faria Adam

City National Rochdale, LLC

400 Park Avenue

New York, New York 10022-4406

(212) 702-3554

(Name and Address (Number, Street, City, State, Zip Code) of Agent for Service)

Please Send Copy of Communications to:

Paul B. Raymond

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, Massachusetts 02110

Approximate Date of Proposed Public Offering:

This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

[ ]	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.

[X]	Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.

[ ]	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.

[ ]	Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

[ ]	Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box)

[ ]	when declared effective pursuant to Section 8(c) of the Securities Act

[ ]	immediately upon filing pursuant to paragraph (b)

[ ]	on______________, pursuant to paragraph (b)

[ ]	60 days after filing pursuant to paragraph (a)

[ ]	on (date) pursuant to paragraph (a)

If appropriate, check the following box:

[ ]	This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].

[ ]	This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:

[ ]	This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:

[X]	This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: 333–224912.

Check each box that appropriately characterizes the Registrant:

[X]	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940

(“Investment Company Act”)).

[ ]	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

[X]	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

[ ]	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

[ ]	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

[ ]	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”).

[ ]	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

[ ]	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

Calculation of Registration Fee under the Securities Act of 1933

This Registration Statement carries forward the 50,000,000 Shares of beneficial interest of the Registrant that were previously registered and for which $60,600 of registration fees were paid.

EXPLANATORY NOTE

This Post-Effective Amendment No. 8 to the Registration Statement on Form N-2 (File Nos. 333–224912 and 811-23348) of City National Rochdale Strategic Credit Fund (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing an exhibit to the Registration Statement. Accordingly, this Post-Effective Amendment No. 8 consists only of a facing page, this explanatory note and Item 25(2) of Part C of the Registration Statement setting forth the exhibit to the Registration Statement to replace former Exhibit (n). This Post-Effective Amendment No. 8 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 8 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C. OTHER INFORMATION

Item 25. Financial Statements and Exhibits

(2) Exhibits

(n)	Consent of Independent Registered Public Accounting Firm.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Post-Effective Amendment No. 8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on the 25th day of November, 2025.

CITY NATIONAL ROCHDALE STRATEGIC CREDIT FUND

By:	/s/ Gregg Giaquinto
Name:	Gregg Giaquinto
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 8 to the Registration Statement has been signed by the following persons in the capacities indicated on November 25, 2025.

Signature	Title

/s/ Gregg Giaquinto	President and Chief Executive Officer
Gregg Giaquinto

/s/ Andrew Metzger	Treasurer (Principal Financial and
Andrew Metzger	Accounting Officer and Controller)

/s/ Julie C. Miller*	Trustee
Julie C. Miller

/s/ James R. Wolford*	Trustee
James R. Wolford

/s/ Daniel A. Hanwacker*	Trustee
Daniel A. Hanwacker

/s/ Jay C. Nadel*	Trustee
Jay C. Nadel

/s/ Shelley Y. Simms*	Trustee
Shelley Y. Simms

/s/ Jon C. Hunt*	Trustee
Jon C. Hunt

*By:	/s/ Gregg Giaquinto
Gregg Giaquinto, Attorney-in-Fact, pursuant to Power of Attorney